Exhibit (a)(5)(M)

PRESS RELEASE

FOR IMMEDIATE RELEASE

TIBERIUS CAPITAL INCREASES ITS TENDER OFFER TO $1.35 PER SHARE

FOR ALL MATHSTAR (OTC: MATH.PK) COMMON SHARES, AND EXTENDS

UNTIL 11:59 P.M., NEW YORK CITY TIME ON AUGUST 31, 2009

CHICAGO, Illinois, August 17, 2009—Tiberius Capital II, LLC (“Tiberius”), a value-opportunity fund located in Chicago, announced today that it is increasing its tender offer price to $1.35 per share, and is extending the expiration date of its tender offer for all MathStar (OTC: MATH.PK) common shares until 11:59 p.m., New York City time, on August 31, 2009. As of August 14, 2009, approximately 1,430,000 shares of MathStar’s common stock have been tendered and not withdrawn.

Tiberius urges all MathStar shareholders to tender all of their shares as soon as possible prior to the expiration date on August 31, 2009, at 11:59 p.m., New York City Time.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding MathStar’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

TIBERIUS CAPITAL II, LLC

303 EAST WACKER DRIVE, SUITE 311, CHICAGO, ILLINOIS 60601